                      SECURITIES AND EXCHANGE COMMISSION

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  AMERICAN REAL ESTATE INVESTMENT CORPORATION
            (Exact Name of Registrant as specified in its Charter)

               MARYLAND                               84-1246585
--------------------------------------------------------------------------------
(State or other jurisdiction of incorporation    (IRS Employer Identification
or organization)                                  Number)


              1670 BROADWAY, SUITE 3350, DENVER, COLORADO  80202
                                (303) 869-4700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            RICK BURGER, TREASURER
              1670 BROADWAY, SUITE 3350, DENVER, COLORADO  80202
                                (303) 869-4700
(Name, address, including zip code, and telephone number, including area code, of Agent for service)

                                With a Copy to:
                            WILLIAM S. CLARKE, P.A.
      457 NORTH HARRISON STREET, SUITE 103, PRINCETON, NEW JERSEY  08540

         Approximate date of commencement of proposed sale to public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF                  PROPOSED MAXIMUM  PROPOSED MAXIMUM
     SECURITIES TO BE       AMOUNT TO BE   OFFERING PRICE      AGGREGATE         AMOUNT OF
        REGISTERED           REGISTERED    PER UNIT /(1)/    OFFERING PRICE   REGISTRATION FEE
-----------------------------------------------------------------------------------------------
Common Stock,                    792,007            $10.00        $7,920,070            $2,400
   $.001 par value /(2)/
-----------------------------------------------------------------------------------------------
Common Stock                     175,000            $10.00        $1,750,000            $  530
   $.001 par value /(3)/
-----------------------------------------------------------------------------------------------
Common Stock                     397,700            $10.00        $3,977,000            $1,205
   $.001 par value /(4)/
-----------------------------------------------------------------------------------------------
Common Stock,                     54,758            $8.875        $  485,977            $  147
   $.001 par value
-----------------------------------------------------------------------------------------------
                                          TOTAL                                         $4,282
-----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the Registration Fee. Pursuant to Rule 457(c), the registration fee for the shares of Common Stock is based on the closing sale price of $8.875 for the shares of Common Stock on the American Stock Exchange on April 14, 1997.
(2) Shares issuable on exercise of the Conversion Right of the limited partners of American Real Estate Investment, L.P., of which the Registrant is the general partner and holds a 58.61% general partnership interest.
(3) Shares issuable at an exercise price of $10.00 on exercise of outstanding common stock purchase warrants.
(4) Shares issuable at an exercise price of $10.00 on exercise of options held by officers and Directors of the Registrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                               1,419,465 SHARES
                  AMERICAN REAL ESTATE INVESTMENT CORPORATION
                                 COMMON STOCK

          The Prospectus relates to an aggregate of 1,419,465 shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), of American Real Estate Investment Corporation, a Maryland corporation (the "Company"), a self-administered real estate investment trust ("REIT"). The Shares may be offered (the "Offering") for sale by certain persons who are (i) limited partners of American Real Estate Investment, L.P. (the "Operating Partnership") through which the Company currently operates as a REIT, (ii) the holder of common stock purchase warrants (the "Warrants"), exercisable at $10.00 per share, to purchase 175,000 shares of the Company's Common Stock, and (iii) Directors and officers of the Company and other persons holding shares of Common Stock or options (the "Options"), exercisable at $10.00 per share, to purchase shares of Common Stock or by pledgees of the foregoing (the "Selling Shareholders"). The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Shareholders in order to permit the public sale or other distribution of the Shares.

          The Shares may be sold or distributed from time to time by or for the account of the Selling Shareholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's consent, by donees of the Selling Shareholders, or by other persons acquiring shares and who wish to offer and sell such Shares requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Shareholders" and "Plan of Distribution."

          The Common Stock is traded on The American Stock Exchange (the "Amex") under the symbol "REA." On April 14, 1997, the closing sale price of the Common Stock as reported by the Amex was $8 7/8 per share.

          INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN RISKS AND OTHER CONSIDERATIONS RELATING TO THE COMMON STOCK AND THE COMPANY. SEE "RISK FACTORS" STARTING ON PAGE 3 OF THIS PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               APRIL _____, 1997

          NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.



                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, Northwest, Washington, DC 20549; and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, Northwest, Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission and the address of that Web site is http://www.sec.gov. The Common Stock is traded on the Amex. Information filed by the Company with the Amex may be inspected at the offices of the Amex at 85 Trinity Place, New York, New York 10006.

          The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended ("Securities Act") with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of the Amex referred to above.



                               TABLE OF CONTENTS

                                                       Page
                                                       ----
Available Information................................    i
Table of Contents....................................   ii
The Company..........................................    1
Risk Factors.........................................    3
Use of Proceeds......................................   10
Selling Shareholders.................................   11
Conversion Right.....................................   13
Plan of Distribution.................................   14
Description of Capital Stock.........................   16
Legal Matters........................................   19
Incorporation of Certain Documents by Reference......   20


                                  THE COMPANY

          American Real Estate Investment Corporation (the "Company") was organized on August 24, 1993 to own and operate, as a self-administered real estate investment trust ("REIT"), multifamily residential properties. Through a currently 58.61% general partnership interest in American Real Estate Investment, L.P. (the "Operating Partnership"), the Company currently owns either a full or partial interests in and operates, directly or through partnership interests, multifamily properties (the "Properties") containing an aggregate of 1,542 apartments located in the Denver, Colorado, San Diego, California and Phoenix, Arizona metropolitan areas. Unless the content should otherwise require, references herein to the Company include the Operating Partnership and the Company's subsidiaries.

          A REIT is a legal entity that holds real estate interests and, through its payment of dividends, is able to reduce or avoid incurring Federal income tax at the corporate level, allowing stockholders to participate in real estate investments without the double taxation of income that a traditional form of corporate organization would entail.

          The Company is currently engaged in a review of both its properties and future real estate investment opportunities. Management of the Company believes that favorable opportunities exist to liquidate certain of its properties, thereby recognizing the enhanced values of these properties, and re-deploy the proceeds in other real estate investment assets where management believes higher returns can be achieved. On December 20, 1996, the Company sold its 150-unit International apartments located in Aurora, Colorado for a purchase price of $3,050,000 and on February 28, 1997 sold its 450-unit Timberleaf apartments for a gross selling price of $9,115,000.

          Management of the Company is exploring a number of real estate investment opportunities where it believes the proceeds realized from the sale of these assets, and possibly the sale of other properties currently owned by the Company, can be re-deployed. No agreements or agreements in principal have been entered into with respect to any transactions. Such assets may be re-deployed in the acquisition of fee interests in real estate, including commercial, residential, or other real estate investments or mortgages or deeds of trust secured by such real estate. In addition, no specific geographic limits have been established where these activities may be undertaken. Management has no present plans for the Company to be operated other than as a REIT.

          The Company, on November 10, 1993, completed its initial public offering (the "Public Offering") of 1,075,000 shares of Common Stock, $.001 par value, and realized proceeds, after payment of the underwriting discount, of $9,890,000 and net proceeds of $8,885,000 after offering expenses. Concurrently with the closing of the Public

Offering, the Company acquired its general partnership interest in the Operating Partnership. On August 31, 1994, the Company was reincorporated as a Maryland corporation by merger of the Company into a newly formed wholly owned subsidiary incorporated in Maryland. The Company's executive offices are located at 1670 Broadway, Suite 3350, Denver, Colorado 80202, and its telephone number is (303) 869-4700.

          The Properties.  The Company, through its interest in the Operating
          --------------
Partnership, currently owns either a full or partial interest in and operates multifamily apartment complexes located in the Denver, Colorado, San Diego, California and Phoenix, Arizona metropolitan areas. All of the Properties have at least 250 apartment units with the largest having 510 apartment units. Of the Properties owned by the Company as of March 31, 1997, three complexes were built during the 1980s and one was built during the 1970s. The Properties owned at March 31, 1997 include the following:


     PROPERTY               # OF UNITS     LOCATION       DATE ACQUIRED
----------------------------------------------------------------------------
--------------------
Americana Lakewood              300        Lakewood, CO   November 10, 1993
Sedona *                        276        Denver, CO     November 10, 1993
Emerald Pointe                  456        Vista, CA      June 16, 1994
Quadrangles                     510        Tempe, AZ      December 2, 1994

-----------------

* Subject to an agreement of sale dated March 20, 1997.


          The Company's interest in the Vista, California complex is owned through a 50% general partnership interest in the limited partnership owning the property.

          The units comprising the Properties owned at March 31, 1997 are comprised of an aggregate of 44 efficiency apartments, 628 one-bedroom apartments and 870 two-bedroom apartments. The Properties typically consist of two and three story buildings in a landscaped setting. The apartments' average unit size is 784 square feet. All of the Properties provide residents with attractive amenities, including swimming pools and clubhouses, and some include exercise rooms and a Jacuzzi. Many apartments offer additional features such as vaulted ceilings, fireplaces, and cable television accessibility. Except for the Sedona apartments, where the Company is planning certain proposed capital improvements, the Company has no current plans to undertake major renovations on any of the Properties.

                                 RISK FACTORS

          An investment in the Company's shares of Common Stock involves a high degree of risk. In addition to general investment risks and those factors set forth elsewhere in this Prospectus, prospective investors should consider, among other things, the following factors:


DEPENDENCE ON KEY PERSONNEL

          The Company is dependent on the efforts of its executive officers and Directors, including, Mr. Evan Zucker, President, Mr. Rick Burger, Treasurer and Mr. James Mulvihill, Chairman of the Board. The loss of their services could have an adverse effect on the operations of the Company.


ASSETS OF THE COMPANY LIMITED TO FOUR PROPERTIES

          The Company's total assets currently consist of the four Properties which have a total of 1,542 apartment units. As a consequence, the Company's revenues are limited to the income derived from these Properties. In the event any of these Properties should have a material reduction in rental income or other unforeseen change in operating results, the Company's operations would be adversely affected which could lead to a foreclosure by the holder of a mortgage on one of the Company's Properties. The Properties are concentrated in the Denver, Colorado, San Diego, California and Phoenix, Arizona metropolitan regions and consist entirely of multifamily properties. The Company's performance is linked to economic conditions in those regions and to the market for apartments therein. Adverse economic or other events relating to those regions could also adversely affect the Company's revenues and its ability to make distributions to its stockholders. The Company's income and funds available for distribution would be adversely affected if a significant number of rental units could not be leased, if lessees were unable to meet their lease obligations or if for any other reason rental payments could not be collected.

REVIEW OF FUTURE REAL ESTATE INVESTMENT OPPORTUNITIES

          The Company is currently engaged in a review of both its Properties and future real estate investment opportunities. Management of the Company believes that favorable opportunities exist to liquidate certain of its Properties, thereby recognizing the enhanced values of these Properties, and re-deploy the proceeds in other real estate investment assets where management believes higher returns can be achieved. On December 20, 1996, the Company sold its 150-unit International apartments located in Aurora, Colorado for a purchase price of $3,050,000 and on February 28, 1997 sold its 450-unit Timberleaf apartments for a purchase price of $9,115,000. It has entered into a contract of sale dated March 20, 1997, which is subject to the fulfillment of various closing conditions, to sell the 276 unit Sedona apartments for an aggregate of $9,250,000, of which $3,550,000 is payable in cash and the balance by the payment of an existing loan on the property.

          Management of the Company is exploring a number of real estate investment opportunities where it believes the proceeds realized from the sale of these assets, and possibly the sale of other properties currently owned by the Company, can be re-deployed. No agreements or agreements in principal have been entered into with respect to any transactions. Such assets may be re-deployed in the acquisition of fee interests in real estate, including commercial, residential, or other real estate investments or mortgages or deeds of trust secured by such real estate. In addition, no specific geographic limits have been established where these activities may be undertaken. Management has no present plans for the Company to be operated other than as a REIT. There can be no assurance that any real estate investments made by the Company will be favorable or yield sufficient earnings to enable the Company to maintain its current or any specific level of dividends. In the event the Company's assets are not reinvested successfully, an investment in the Company's Common Stock could be materially adversely affected.


GENERAL RISKS OF REAL ESTATE INVESTMENTS

          Real property investments are subject to numerous risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's properties do not generate income sufficient to meet operating expenses, including debt service, and capital expenditures, the Company would be unable to make distributions to its stockholders. Income from properties may also be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to tenants, competition from other available apartments, and increased operating costs (including real estate taxes). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes and maintenance and insurance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a property is mortgaged to secure payment of indebtedness, and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property by the lender. Accordingly, the variability of cash flow may lead to foreclosure of the Company's assets. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. These factors may adversely affect the Company's ability to make distributions to its stockholders.


ILLIQUIDITY OF REAL ESTATE

          Real estate investments are relatively illiquid which will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code (the "Code") places limits on the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to stockholders.


CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT STOCKHOLDER APPROVAL

          The investment and financing policies of the Company, and its policies with respect to certain other activities, including its growth, debt, capitalization, distributions, REIT status and operating policies, are determined by its Directors. These policies may be amended or revised from time to time at the discretion of the Directors without a vote of the stockholders of the Company. Any such amendment or revision may adversely affect the interests of the Company's stockholders.


ADVERSE CONSEQUENCES OF SECURED DEBT DEFAULT

          After reflecting the sale of the Timberleaf apartments in February 1997 and the repayment of indebtedness with the proceeds from the transaction, but before reflecting the sale of the Sedona apartments which are the subject of a contract of sale entered into on March 20, 1997, an aggregate of approximately $32,300,000 of indebtedness of the Company is outstanding secured by its Properties. If the Company defaults under the secured indebtedness, the lender could foreclose on the Property which could lead to a loss of that Property and materially adversely affect the ability of the Company to make distributions to its stockholders. There can be no assurance that the Company's debt can be refinanced or, if it can, that such refinancing may not be at a significantly higher interest rate.

EFFECT OF INCREASE IN MARKET INTEREST RATES UPON PRICE OF COMMON STOCK

          One of the factors that may influence the price of the Company's Common Stock in public markets is the annual distribution rate on the shares. Thus, an increase in market interest rates may lead holders of shares of Common Stock to seek a higher yield from their investments, which could adversely affect the market price of the Common Stock.


ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

          The Company intends to continue to operate so as to qualify as a REIT under the Code. Although management of the Company believes that the Company is organized and will operate in such a manner, no assurance can be given that the Company will be organized or will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification. The Company, however, is not aware of any pending tax legislation that would adversely affect the Company's ability to operate as a REIT.

          If the Company fails to qualify as a REIT, the Company will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

DISTRIBUTIONS TO STOCKHOLDERS; POTENTIAL REQUIREMENT TO BORROW

          To obtain the favorable tax treatment associated with REITs qualifying under the Code, the Company generally is required each year to distribute to its stockholders at least 95% of its net taxable income. In addition, the Company is subject to tax on its undistributed net taxable income and net capital gain, and a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income for the calendar year.

          The Company intends to make distributions to its stockholders to comply with the distribution provisions of the Code and to avoid income taxes and the nondeductible excise tax. Substantially all of the Company's income consists of the Company's share of the income to the Operating Partnership, and substantially all of the Company's cash flow consists of its share of distributions from the Operating Partnership. Differences in timing between the recognition of income and the receipt of cash (of the Company or the Operating Partnership) and the effect of required debt amortization payments could require the Company, through the Operating Partnership or directly, to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that then prevailing market conditions were not generally favorable for such borrowing or that such borrowing would not be advisable in the absence of such tax considerations. If the Company is unable to obtain such borrowing, the Company could be disqualified from REIT treatment. For federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. The Company provides its stockholders with an annual statement indicating the tax character of the distributions.

          Distributions by the Company are dependent upon distributions to it by the Operating Partnership. Distributions by the Operating Partnership are determined by the Company's Board of Directors and are allocated as follows: first, the dollar amount representing 80% of the number of shares of the Company's Common Stock outstanding at the end of each calendar year (equivalent to approximately $897,000 and $877,000, respectively for 1996 and 1995) is allocated to the Company. Any remaining net income for each such year is then allocated to the limited partners of the Operating Partnership until the cumulative net income allocated to the limited partners for the current and all prior years is equal to 42.42% of total cumulative net income since inception. Thereafter, all net income is allocated to the Company and the limited partners in accordance with their percentage interests. Net losses of the Operating Partnership are allocated to all the partners in proportion to their capital account balances or percentage interests in accordance with the terms of the partnership agreement. Distributions are dependent on a number of factors, including the amount of funds from operations available for distribution, the Operating Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Operating Partnership's capital expenditures, the annual distribution requirements under the real estate investment trust provisions of the Code, and such other factors as the Board of Directors deems relevant. There is no assurance that the Company will be able to maintain its current distribution rate.


OWNERSHIP LIMIT

          In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). To ensure that the Company will not fail to qualify as a REIT under this test, the Certificate of Incorporation of the Company authorizes the Directors to take such action as may be required to preserve its qualification as a REIT and to limit any person, subject to certain exceptions and other than any person approved by the Directors, to direct or indirect ownership of 4.75% of the lesser of the number or value of the outstanding shares of the Company (and in some cases assuming exercise of certain options to acquire shares of Common Stock); provided, however, the Directors may not grant an exemption from the foregoing ownership limitation to any Director, employee or other person whose ownership, direct or indirect, of in excess of 4.75% of the lesser of the number or value of the outstanding Common Stock would result in the termination of the Company's status as a REIT. The ownership limits, as well as the ability of the Company to issue other classes of common and preferred shares of stock, may discourage a change of control of the Company and may also (i) deter tender offers for the Common Stock, which offers may be attractive to the stockholders or (ii) limit the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a large block of Common Stock or otherwise effect a change of control of the Company. See "Description of Capital Stock -Restrictions on Transfer."

COMPETITION

          There are numerous real estate companies, including those which operate in the geographic areas where the Company's properties are located, which compete with the Company in seeking multifamily properties for acquisition and tenants to occupy such properties. Certain of these competitors have greater financial resources than the Company. The existence of this competition may adversely affect the Company and its ability to both attract tenants and acquire additional properties. Mr. Evan Zucker, President and a shareholder and Director of the Company, has an interest in certain multifamily properties acquired prior to December 1993 that are in competition with the Company's Properties located in the Denver, Colorado area.


CERTAIN ANTITAKEOVER PROVISIONS

          Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give the holders of Common Stock the opportunity to realize a premium over the then-prevailing market prices. In addition, the ownership limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors. See "Description of Capital Stock-Restrictions on Transfer."

                                USE OF PROCEEDS

          This Prospectus relates solely to the Shares being offered and sold for the account of the Selling Shareholders. The Company will not receive any of the proceeds from the sale of Shares being offered by the Selling Shareholders but will pay all expenses related to the registration of the Shares. See "Selling Shareholders." If all of the Warrants are exercised the Company will receive gross proceeds of $1,750,000 and if all the Options are exercised the Company will receive gross proceeds of $3,977,000. Proceeds, if any, received from the exercise of the Warrants and Options will be added to the Company's corporate funds and used for general corporate purposes.

                              SELLING SHAREHOLDERS

          The following table sets forth the aggregate number of shares of Common Stock beneficially owned by each Selling Shareholder as of March 31, 1997 and the aggregate number of shares of Common Stock registered hereby that each Selling Shareholder may offer and sell pursuant to this Prospectus. Because the Selling Shareholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Shareholder may retain upon the completion of the Offering. The material relationships of the Selling Shareholders are described in the footnotes to the following table and more fully described in this Prospectus (including the information incorporated by reference in this Prospectus).


                                                                  TOTAL NUMBER OF
                                          SHARES BENEFICIALLY  SHARES TO BE OFFERED
      NAME OF SELLING SHAREHOLDER           OWNED PRIOR TO          FOR SELLING
                                             THIS OFFERING     SHAREHOLDERS' ACCOUNT
--------------------------------------------------------------------------------------
John Blumberg                                20,224                    20,224

Blue Mesa Capital, L.L.C.                    19,247 /(1)/              19,247 /(1)/

Rosalind Davidowitz                         387,129 /(2)/             387,129 /(2)/

Mariano Decola                               18,625                    18,625

JEDCO Property Partnership, L.P.             39,599                    39,599

Jim Fleming                                   1,731                     1,731

Floyd Hall                                   13,838                    13,838

Hord Hardin, III                             26,712 /(3)(9)/           26,712 /(3)(9)/

Joseph Pagano                                53,624                    53,624


                                                                  TOTAL NUMBER OF
                                          SHARES BENEFICIALLY  SHARES TO BE OFFERED
      NAME OF SELLING SHAREHOLDER           OWNED PRIOR TO          FOR SELLING
                                             THIS OFFERING     SHAREHOLDERS' ACCOUNT
--------------------------------------------------------------------------------------

David Jones                                       28,627                 28,627

Lervo Investments, LLC                             3,424                  3,424

James Marshall                                    28,627                 28,627

Houston McCollough                                 6,917                  6,917

Anthony Miele                                      8,407                  8,407

Matt Moran                                           685                    685

Andrew Mulvihill                                   2,056                  2,056

Christopher Mulvihill                              3,363                  3,363

Gail Mulvihill                                   178,456                178,456

Gene Mulvihill, Jr.                                  138                    138

Heather Mulvihill                                 76,389                 76,389

James Mulvihill                                  179,270 /(4)(9)/       179,270 /(4)(9)/

New Jersey Real Estate Liquidation Corp.          19,624                 19,624

Property Asset Equities                            9,206                  9,206

Michael Rotchford                                 28,625 /(5)(9)/        28,625 /(5)(9)/


                                                                  TOTAL NUMBER OF
                                          SHARES BENEFICIALLY  SHARES TO BE OFFERED
      NAME OF SELLING SHAREHOLDER           OWNED PRIOR TO          FOR SELLING
                                             THIS OFFERING     SHAREHOLDERS' ACCOUNT
--------------------------------------------------------------------------------------
Barbara Zucker-Zarett                            308                    308

Brian Zucker                                     308                    308

Evan Zucker                                  198,611 /(6)(9)/       198,611 /(6)(9)/

Marshall Zucker                                  411                    411

Webb Waring Institute for                      1,178                  1,178
 Biomedical Research

J. Christopher O'Keeffe /(2)/                 21,606 /(7)(9)/        21,606 /(7)(9)/

Rick A. Burger                                42,500 /(8)/           42,500 /(8)/
                                          -------------------------------------------
  TOTAL                                    1,419,465              1,419,465
                                          ===========================================

___________________________

(1) Includes 6,176 shares Blue Mesa Capital, L.L.C., received as compensation for assistance rendered in obtaining a loan to the Company.

(2)  Includes the shares issuable on exercise of the Warrant.

(3)  Includes 20,500 shares issuable on exercise of options at $10 per share.

(4)  Includes 147,100 shares issuable on exercise of options at $10 per share.

(5)  Includes 20,500 shares issuable on exercise of options at $10 per share.

(6)  Includes 147,100 shares issuable on exercise of options at $10 per share.

(7)  Includes 20,500 shares issuable on exercise of options at $10 per share.

(8)  Includes 42,000 shares issuable on exercise of options at $10 per share.

(9) Messrs. Zucker and Mulvihill are officers and Directors, and Messrs. Rotchford, Hardin and O'Keeffe are Directors of the Company and received such shares as compensation for services rendered in those capacities.



                                CONVERSION RIGHT

     Each of the limited partners of the Operating Partnership have the right commencing November 10, 1994 to convert their limited partnership interests in the Operating Partnership into shares of Common Stock of the Company (the "Conversion Right"), provided the shares then issuable on exercise of the Conversion Right are the subject of an effective registration statement under the Securities Act of 1933, as amended. The Conversion Right enabled the limited partners of the Operating Partnership to convert their partnership interests into a maximum aggregate of 42.42% of the shares of Common Stock of the Company outstanding as of November 10, 1993, the date of the initial public offering and 41.39% of the shares of Common Stock of the Company outstanding as of December 31, 1996. Such number of shares of Common Stock issuable upon conversion of the partnership interests is subject to reduction to reflect cash distributions to the limited partners in excess of net income of the Operating Partnership allocated to the limited partners.

     The purchase price ("Purchase Price") payable upon exercise of the Conversion Right is the fair market value of the partnership interests with respect to which the Conversion Right was exercised (the "Offered Interests") computed as of the date on which such Conversion Right is exercised. The amount of Common Stock received upon exercise of the Conversion Right is based upon the trading price of the

Company's Common Stock at the time of exercise. The Purchase Price for the Offered Interests is payable by the Company's issuance of the number of shares of Common Stock having a market value at the time of exercise equal to the Purchase Price. Limited partners may exercise their Conversion Right only once during each calendar quarter period. Exercise of the Conversion Right is also conditioned upon compliance with applicable state securities laws.

          To the extent distributions of net operating cash flow to the limited partners exceed their allocable portion of net income of the Operating Partnership, the capital accounts of the limited partners will be reduced. See
Note 2 of Notes to the Consolidated Financial Statements of the Company. An amount equal to this reduction will be deducted from the Purchase Price payable upon exercise of the Conversion Right, until such time, if ever, that the limited partner's capital account is restored out of allocations of net income of the Operating Partnership. Accordingly, the result of the foregoing may be to reduce the number of shares received by a limited partner of the Operating Partnership upon exercise of the Conversion Right.

          The allocations of net income and the distribution of net operating cash flow by the Operating Partnership to the Company will be adjusted, pro rata, to reflect any exercises of a Conversion Right. As and to the extent the Conversion Right is exercised and shares of Common Stock of the Company are issued pursuant thereto, allocations and distributions to the Company will be increased and allocations and distributions to the limited partners of the Operating Partnership will be reduced.

          The Conversion Right will expire on November 10, 1998 if not exercised or extended prior to that date.



                              PLAN OF DISTRIBUTION

          The Selling Shareholders may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the Amex or in privately negotiated transactions (including sales pursuant to pledges), or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.

          The Selling Shareholders and any such underwriters, broker, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholder and any other Selling Shareholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

          Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Common Stock.

          The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Shareholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

          Under its Certificate of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 35,000,000, consisting of 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company, and 30,000,000 shares of Common Stock, $.001 par value (excluding Excess Shares described below). No shares of Preferred Stock are outstanding or will be outstanding immediately after consummation of the Offering.

          The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of Directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series ("Preferred Stock Designation"), the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock outstanding are fully paid and non-assessable and the holders thereof have no preemptive rights. See "Certain Antitakeover Provisions."

          The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitation or restrictions thereof. The Company has no present intention to issue shares of Preferred Stock.


RESTRICTIONS ON TRANSFER

          For the Company to qualify as a REIT under the Code, not more than 50% of its outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and certain percentages of the Company's gross income must be from particular activities. Because the Directors believe it is essential for the Company to continue to qualify as a REIT, the Company's Certificate of Incorporation, subject to certain exceptions, provides that no holder (other than Evan Zucker, Barbara Zucker, Brian Zucker, Marshall Zucker, James Mulvihill, Gail Mulvihill, Heather Mulvihill, Andrew Mulvihill, Gene Mulvihill, Jr., Chris Mulvihill, and Rosalind Davidowitz, provided such persons do not acquire any shares in addition to those owned as of November 3, 1993 (other than pursuant to options granted pursuant to plans or shares issued upon exercise of the Conversion Right), and any other person approved by the Directors, at their option and in their discretion, provided that such approval will not result in the termination of the status of the Company as a REIT) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4.75% (the "Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the Directors) of the total outstanding shares of Common Stock (and outstanding preferred shares, if any). The foregoing restrictions on transferability and ownership will not apply if the Directors determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of shares that would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in the shares being owned by fewer than 100 persons, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares. The Company's Certificate of Incorporation provides that a transfer that results in a person owning in excess of the Ownership Limit will be null and void as to the original transferee-stockholder, and the original transferee-stockholder would acquire no rights or economic interest in those shares. Shares owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of a separate class of stock ("Excess Shares") that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the Ownership Limit). While the Excess Shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and they will not be entitled to participate in any distributions made by the REIT. The original transferee/ stockholder may, at any time the Excess Shares are held by the Company in trust, transfer the Excess Shares to any individual whose ownership of such Excess Shares would be permitted under the Ownership Limit Provision at a price not to exceed the price paid by the original transferee-stockholder at which time the Excess Shares would automatically be exchanged for Common Stock. In addition, the Company would have the right, for a period of 90 days during the time the Excess Shares are held by the Company in trust, to purchase all or any portion of the Excess Shares from the original transferee-stockholder at the lesser of the price paid for the Common Stock by the original transferee-stockholder and the closing market price for the Common Stock on the date the Company exercises its option to purchase.

          All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding shares of Common Stock of the Company must give a written notice to the Company containing the information specified in the Company's Certificate of Incorporation by January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing information with respect to the direct, indirect and constructive ownership of Common Stock as the Company deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

          This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Directors determine that maintenance of REIT status is no longer in the best interests of the Company.


LIMITATION OF LIABILITY OF DIRECTORS

          The Company's Certificate of Incorporation provides that a Director or officer will not be personally liable for monetary damages to the Company or its stockholders. The foregoing does not include any restriction or limitation on the liability of the Company's Directors or officers to the Company or its stockholders: (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of benefit or profit in money, property, or services actually received,
(ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (iii) with respect to any action described in subsection (b) of
Section 5-349 of Title 5 of the Courts and Judicial Proceedings Article of the laws of the State of Maryland.


INDEMNIFICATION AGREEMENTS

          The Company has entered into indemnification agreements with each of the Company's officers and Directors. The indemnification agreements require, among other things, that the Company indemnify its officers and Directors to the fullest extent permitted by law, and advance to the officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, it provides greater assurance to Directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.



                                 LEGAL MATTERS

          The validity of the Shares offered hereby will be passed upon for the Company by William S. Clarke, P.A., 457 North Harrison Street, Suite 103, Princeton, New Jersey 08540.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report for the fiscal year ended December 31, 1996 on Form 10-KSB, (ii) Definitive Proxy Statement dated March 14, 1997, filed in connection with the Company's 1997 annual meeting of shareholders; (iii) the Company's Current Report on Form 8-K for February 28, 1997, and (iv) the description of the Company's Common Stock contained in its registration statement on Form 8-A, dated October 29, 1993, including any report filed for the purpose of updating such description.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO MR. RICK BURGER, TREASURER, AMERICAN REAL ESTATE INVESTMENT CORPORATION, 1670 BROADWAY - SUITE 3350, DENVER, COLORADO 80202, TELEPHONE
(303) 869-4700.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The estimated expenses in connection with the issuance and distribution of the securities to be registered are as follows:


          Securities and Exchange              $ 4,282.00
           Commission Registration Fee

          Printing                               1,250.00

          Legal fees of Counsel                  6,000.00
           for the Registrant

          Accounting Fees                        2,500.00

          Miscellaneous                            968.00
                                               ----------

                    TOTAL                      $15,000.00
                                               ==========

ITEM 15:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 2-418 of the Maryland General Corporation Law and Article VI of the Registrant's Articles of Incorporation provide for indemnification of present and former officers, directors, employees and agents. In addition, the Registrant has entered into indemnification agreements with each of its officers and directors.

ITEM 16:  EXHIBITS

(3)     (a)  Articles of Incorporation of the Registrant/(1)/
        (b)  By-Laws of the Registrant/(1)/
(5)     Opinion of William S. Clarke, P.A./(2)/
(23)    Consent of Arthur Andersen LLP/(2)/
_________

(1) Incorporated by reference to the Registrant's Registration Statement on Form 8-B filed August 24, 1994
(2)  Filed herewith.



ITEM 17:  UNDERTAKINGS

     (a)  The small business issuer will:

          1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

          2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The Registrant hereby undertakes to deliver, or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and proxy or information statement furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions of the Maryland General Corporation Law, the Registrant's Articles of Incorporation, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 18:  FINANCIAL STATEMENTS AND SCHEDULES

          Abbreviated financial statements are not required.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on April 15, 1997.


                                    AMERICAN REAL ESTATE INVESTMENT CORPORATION



                              By:     /s/  Evan Zucker
                                    ----------------------
                                    Evan Zucker, President


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/  Evan Zucker              President and Director         April 15, 1997
-----------------             (Principal Executive Officer)
Evan Zucker



/s/  Rick Burger              Treasurer                      April 15, 1997
-----------------             (Principal Financial and
Rick Burger                   Accounting Officer)



/s/  James Mulvihill          Director                       April 15, 1997
--------------------
James Mulvihill

/s/  Michael Rotchford                   Director          April 15, 1997
----------------------
Michael Rotchford



/s/  Hord Hardin, III                    Director          April 15, 1997
---------------------
Hord Hardin, III



/s/  J. Christopher O'Keeffe             Director          April 15, 1997
----------------------------
J. Christopher O'Keeffe